                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-55650

PROSPECTUS SUPPLEMENT
(To prospectus dated February 23, 2001)

                                $10,257,840,645

                       SALOMON SMITH BARNEY HOLDINGS INC.

                       MEDIUM-TERM SENIOR NOTES, SERIES K
                    MEDIUM-TERM SUBORDINATED NOTES, SERIES L
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                             GENERAL TERMS OF SALE

     The following terms will generally apply to the medium-term senior and subordinated notes that we will sell from time to time using this prospectus supplement and the attached prospectus. Salomon Smith Barney Holdings will include information on the specific terms for each note in a pricing supplement to this prospectus supplement that Salomon Smith Barney Holdings will deliver to prospective buyers of any note. The maximum amount that Salomon Smith Barney Holdings expects to receive from the sale of the notes is between $10,255,789,077 and $10,155,262,239 after paying the agents commissions of between $2,051,568 and $102,578,406.

MATURITY:           9 months or more from the
                    date of issue.
INDEXED NOTES:      Payments of interest or
                    principal may be linked to
                    the price of one or more
                    securities, currencies,
                    commodities or other goods.
REDEMPTION:         Terms of specific notes may
                    permit or require redemption
                    at our option or repurchase
                    at your option.
RISKS:              Index and currency risks may
                    exist.
CURRENCIES:         U.S. dollars and other
                    currencies.

INTEREST RATES:     Fixed, floating, or zero
                    coupon.
RANKING:            The Series K notes are senior
                    notes which are part of our
                    senior indebtedness and the
                    Series L notes are
                    subordinated notes which are
                    part of our subordinated
                    indebtedness.
OTHER TERMS:        Notes will be issued in
                    bearer form and will not be
                    offered, sold or delivered to
                    any U.S. person, except as
                    permitted under U.S. Treasury
                    regulations.
                    You should review
                    "Description of the Notes"
                    and the pricing supplement
                    for features that apply to
                    your notes.

                            ------------------------

     CONSIDER CAREFULLY THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                         SCHRODER SALOMON SMITH BARNEY

March 1, 2001

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Risk Factors................................................   S-3
Governing Law...............................................   S-6
Salomon Smith Barney Holdings...............................   S-6
Selected Historical Financial Data..........................   S-6
Capitalization..............................................   S-7
Description of the Notes....................................   S-7
Certain United States Federal Income Tax Considerations.....  S-35
Plan of Distribution........................................  S-37
Directors and Executives of Salomon Smith Barney Holdings...  S-39
Legal Matters...............................................  S-39
General Information.........................................  S-39

                                   PROSPECTUS

Prospectus Summary..........................................      2
Forward-Looking Statements..................................      6
Salomon Smith Barney Holdings Inc. .........................      7
Use of Proceeds and Hedging.................................      8
Ratio of Earnings to Fixed Charges..........................      9
European Monetary Union.....................................     10
Description of Debt Securities..............................     11
Description of Index Warrants...............................     18
Book-Entry Procedures and Settlement........................     21
Limitations on Issuances in Bearer Form.....................     22
Plan of Distribution........................................     23
ERISA Matters...............................................     25
Legal Matters...............................................     25
Experts.....................................................     25

                                  RISK FACTORS

CHANGES IN EXCHANGE RATES AND EXCHANGE CONTROLS COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     An investment in foreign currency notes, which are notes denominated in a specified currency other than your home currency, which is the currency of the country in which you are resident or the currency (including any composite currency) in which you conduct your business or activities, entails significant risks that are not associated with a similar investment in a security denominated in your home currency. Similarly, an investment in an indexed note, on which all or a part of any payment due is based on a currency other than your home currency, has significant risks that are not associated with a similar investment in non-indexed notes. These risks include, but are not limited to:

     - the possibility of significant market changes in rates of exchange between your home currency and the specified currency;

     - the possibility of significant changes in rates of exchange between your home currency and the specified currency resulting from the official redenomination or revaluation of the specified currency; and

     - the possibility of the imposition or modification of foreign exchange controls by either your government or foreign governments.

These risks generally depend on factors over which Salomon Smith Barney Holdings has no control and which cannot be readily foreseen, such as:

     - economic events;

     - political events; and

     - the supply of, and demand for, the relevant currencies.

In recent years, rates of exchange for certain currencies in which Salomon Smith Barney Holdings' notes may be denominated have been highly volatile. This volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative, however, of fluctuations that may occur in the rate during the term of any foreign currency note. Depreciation of the specified currency of a foreign currency note against your home currency would result in a decrease in the effective yield of such foreign currency note below its coupon rate and could result in a substantial loss to the investor on a home currency basis.

     Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency at the time of payment of principal, any premium, or interest on a foreign currency note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal, any premium, or interest denominated in any such specified currency.

     Even if there are no actual exchange controls, it is possible that such specified currency would not be available to Salomon Smith Barney Holdings when payments on the note are due because of circumstances beyond the control of Salomon Smith Barney Holdings. In this event, Salomon Smith Barney Holdings will make required payments in U.S. dollars on the basis described in this prospectus supplement. You should consult your own financial and legal advisors as to the risks of an investment in notes denominated in a currency other than your home currency. See "-- The Unavailability of Currencies Could Result in a Substantial Loss to You" and "Description of the Notes -- Payment of Principal and Interest" below.

     Any pricing supplement relating to notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting that currency and any other required information concerning the currency.

THE UNAVAILABILITY OF CURRENCIES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     Except as set forth below, if payment on a note is required to be made in a specified currency other than U.S. dollars and that currency is --

     - unavailable due to the imposition of exchange controls or other circumstances beyond Salomon Smith Barney Holdings' control;

     - no longer used by the government of the country issuing the currency; or

     - no longer used for the settlement of transactions by public institutions of the international banking community --

then all payments on the note shall be made in U.S. dollars until the currency is again available or so used. The amounts so payable on any date in the currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the currency or as otherwise indicated in the applicable pricing supplement. Any payment on a note made under these circumstances in U.S. dollars will not constitute an event of default under the indenture under which the note was issued.

     If the specified currency of a note is officially redenominated, other than as a result of European Monetary Union, such as by an official redenomination of any specified currency that is a composite currency, then the payment obligations of Salomon Smith Barney Holdings on the note will be the amount of redenominated currency that represents the amount of Salomon Smith Barney Holdings' obligations immediately before the redenomination. The notes will not provide for any adjustment to any amount payable as a result of:

     - any change in the value of the specified currency of those notes relative to any other currency due solely to fluctuations in exchange rates; or

     - any redenomination of any component currency of any composite currency, unless that composite currency is itself officially redenominated.

For a description of European Monetary Union, see "European Monetary Union" in the prospectus and any disclosure on European Monetary Union in an applicable pricing supplement.

JUDGMENTS IN A FOREIGN CURRENCY COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     The notes will be governed by, and construed in accordance with, the law of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

CHANGES IN THE VALUE OF UNDERLYING ASSETS OF INDEXED NOTES COULD RESULT IN A SUBSTANTIAL LOSS
TO YOU.

     An investment in indexed notes may have significant risks that are not associated with a similar investment in a debt instrument that:

     - has a fixed principal amount;

     - is denominated in U.S. dollars; and

     - bears interest at either a fixed rate or a floating rate based on nationally published interest rate references.

     The risks of a particular indexed note will depend on the terms of that indexed note. Such risks may include, but are not limited to, the possibility of significant changes in the prices of:

     - the underlying assets;

     - another objective price; and

     - economic or other measures making up the relevant index.

     Underlying assets could include:

     - securities;

     - currencies;

     - intangibles;

     - goods;

     - articles; and

     - commodities.

     The risks associated with a particular indexed note generally depend on factors over which Salomon Smith Barney Holdings has no control and which cannot readily be foreseen. These risks include:

     - economic events;

     - political events; and

     - the supply of, and demand for, the underlying assets.

     In recent years, currency exchange rates and prices for various underlying assets have been highly volatile. Such volatility may be expected in the future. Fluctuations in rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any indexed note.

     In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to:

     - an index determined by a subsidiary or an affiliate of Salomon Smith Barney Holdings; or

     - prices that are published solely by third parties or entities which are not regulated by the laws of the United States.

     The risk of loss as a result of linking of principal or interest payments on indexed notes to an index and to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in indexed notes.
                            ------------------------

     You should only rely on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. Salomon Smith Barney Holdings has not, and the agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Salomon Smith Barney Holdings is not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as well as information Salomon Smith Barney Holdings previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document. Salomon Smith Barney Holdings' business, financial condition, results of operations and prospects may have changed since that date.

                                 GOVERNING LAW

     The notes and the related indenture will be governed by the laws of New York State.

                         SALOMON SMITH BARNEY HOLDINGS

     Salomon Smith Barney Holdings is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its U.S. and foreign broker-dealer subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company. Salomon Smith Barney Holdings, a New York corporation, was incorporated in 1977.

     The principal office of Salomon Smith Barney Holdings is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 816-6000.

                       SELECTED HISTORICAL FINANCIAL DATA

     We are providing or incorporating by reference in this prospectus supplement selected historical financial information of Salomon Smith Barney Holdings. All periods have been restated where appropriate to reflect the merger of Salomon Inc with a subsidiary of Travelers Group Inc. on November 28, 1997, which was accounted for as a pooling of interests. We derived this information from the consolidated financial statements of Salomon Smith Barney Holdings, after giving effect to the Salomon Inc merger, for each of the periods presented. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement, copies of which can be obtained free of charge. See "Prospectus Summary -- Where You Can Find More Information" on page 5 of the accompanying prospectus.

     In addition, you may receive copies of all of Salomon Smith Barney Holdings' filings with the SEC that are incorporated by reference in this prospectus supplement free of charge at the office of Salomon Smith Barney Holdings' Luxembourg listing agent, Kredietbank S.A. Luxembourgeoise, currently located at 43 Boulevard Royal, L-2955 Luxembourg.

     The consolidated audited annual financial statements of Salomon Smith Barney Holdings for the fiscal years ended December 31, 1998 and 1999, and its consolidated unaudited financial statements for the periods ending September 30, 1999 and 2000, are incorporated herein by reference. These statements are obtainable free of charge at the office of Salomon Smith Barney Holdings' Luxembourg listing agent, at the address set forth in the preceding paragraph.

                                 AT OR FOR THE NINE
                                    MONTHS ENDED
                                    SEPTEMBER 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------   ----------------------------------------------------
                                   2000       1999       1999       1998       1997       1996       1995
                                 --------   --------   --------   --------   --------   --------   --------
                                     (UNAUDITED)
                                                                                      (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
  Total revenues...............  $ 22,770   $ 17,280   $ 23,438   $ 20,673   $ 21,477   $ 18,843   $ 17,487
  Total revenues, net of
    interest expense...........    12,422     10,197     13,757      9,207     10,947     10,668      8,690
  Income from continuing
    operations.................     2,342      2,063      2,812        818      1,145      1,865      1,108
  Net income...................     2,342      2,063      2,812        818      1,145      1,500      1,052
BALANCE SHEET DATA:
  Total assets.................  $249,335   $212,837   $223,834   $221,901   $276,620   $246,114   $229,387
  Long-term debt...............    20,273     19,119     18,821     20,151     19,074     15,748     14,930
  Total liabilities and
    stockholders' equity.......   249,335    212,837    223,834    211,901    276,620    246,114    229,387

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Salomon Smith Barney Holdings at September 30, 2000. As of the date of this prospectus supplement, there has been no material change in the consolidated capitalization of Salomon Smith Barney Holdings since September 30, 2000.

                                                              AT SEPTEMBER 30, 2000
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
Short term borrowings.......................................         $22,741
Notes payable...............................................              10
Long-term debt..............................................          20,263
                                                                     -------
     Total debt.............................................          43,014
                                                                     -------
Salomon Smith Barney Holdings Inc. -- obligated mandatorily
  redeemable securities of subsidiary trusts holding solely
  junior subordinated debt securities of Salomon Smith
  Barney Holdings Inc.(1)...................................             745
Stockholder's equity:
  Common stock(2) and additional paid-in capital............           1,838
  Retained earnings.........................................           8,843
  Cumulative translation adjustment.........................               6
                                                                     -------
     Total stockholder's equity.............................          10,687
                                                                     -------
Total capitalization........................................         $54,446
                                                                     =======

---------------

(1) The assets of the subsidiary trusts consist of subordinated debt securities of Salomon Smith Barney Holdings of: $355,670,000 9.25% subordinated debt securities due June 30, 2026 and $412,372,000 7.20% subordinated debt securities due January 28, 2038.

(2) Par value $.01 per share: 1,000 shares authorized; 1,000 shares issued and outstanding.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Medium-Term Senior Notes, Series K and Medium-Term Subordinated Notes, Series L supplements the description of the general terms and provisions of the debt securities set forth in the prospectus. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the debt securities described in the prospectus, you should rely on the information in this prospectus supplement.

     The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

     References in this prospectus supplement to "U.S. dollars," "U.S.$," "dollar" or "$" are to the lawful currency of the United States.

GENERAL

     Introduction. The senior notes are a series of senior debt securities issued under Salomon Smith Barney Holdings' senior debt indenture. The subordinated notes are a series of subordinated debt securities issued under Salomon Smith Barney Holdings' subordinated debt indenture. At the date of this prospectus supplement, the notes offered pursuant to this prospectus supplement are limited to an aggregate initial public offering price or purchase price of up to U.S.$10,257,840,645 or its equivalent in one or more other currencies. This amount is subject to reduction as a result of the sale of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus form a part, or under a registration statement to which this prospectus supplement and the accompanying prospectus also relate.

     The amount of notes sold of either series will reduce the amount of notes of the other series that may be sold. Salomon Smith Barney Holdings reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice. The aggregate amount of notes may be increased from time to time to such larger amount as may be authorized by Salomon Smith Barney Holdings.

     The U.S. dollar equivalent of the public offering price or purchase price of a note having a specified currency other than U.S. dollars will be determined on the basis of the market exchange rate. This market exchange rate will be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for that specified currency on the applicable issue date. Such determination will be made by Salomon Smith Barney Holdings or its agent, as the exchange rate agent for the applicable series of notes.

     Ranking. The senior notes will constitute part of the senior indebtedness of Salomon Smith Barney Holdings and will rank on an equal basis with all other unsecured debt of Salomon Smith Barney Holdings other than subordinated debt. The subordinated notes will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all senior indebtedness of Salomon Smith Barney Holdings. See "Description of Debt Securities -- Subordinated Debt" in the accompanying prospectus.

     On a consolidated basis, the aggregate principal amount of senior indebtedness of Salomon Smith Barney Holdings outstanding as of September 30, 2000 was approximately $43.0 billion. This senior indebtedness consisted of approximately $20.3 billion of term debt, approximately $19.0 billion of commercial paper and approximately $3.7 billion of other short-term borrowings.

     Forms of Notes. The notes will be issued in bearer form only. In addition, Salomon Smith Barney Holdings may offer notes in registered form in a concurrent offering in the United States. The notes in bearer form may not be exchanged for notes in registered form. When originally issued and for the period of 40 days after the original issuance date, the notes will not be offered, sold or delivered, directly or indirectly, to a U.S. person or to any person within the United States, except to the extent permitted under U.S. Treasury regulations, as more fully set forth under "Plan of Distribution." As used in this prospectus supplement, a "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     All notes that are originally issued on the same date and that otherwise have identical terms will be represented initially by interests in a single temporary global security in bearer form, without coupons, to be deposited with a common depositary in London, England for Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, societe anonyme, for credit to the accounts designated by or on behalf of the purchasers. On or after the fortieth day following the issuance of a temporary global security, and subject to the receipt of a certificate of non-U.S. beneficial ownership, beneficial interests in that temporary global security will be exchangeable for interests in a definitive global security in bearer form, without coupons, in a denomination equal to the aggregate principal amount of all interests in the temporary global security so exchanged. A "certificate of non-U.S. beneficial ownership" is a certificate to the effect that a beneficial interest in a temporary global security is owned by a person that is not a U.S. person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. Each such definitive global security will be deposited with the common depositary for credit to the account or accounts designated by or on behalf of the beneficial owner or owners. Interests in a definitive global security may be exchanged in whole, or if permitted by the procedures of Euroclear or Clearstream Banking may prescribe from time to time, in part, for one or more individual notes, with appropriate coupons attached, in any authorized denomination or denominations. No notes will be delivered in or to the United States and its possessions. References in this prospectus supplement to "notes" shall, except where otherwise indicated, include interests in a temporary or definitive global security as well as individual notes and any appurtenant coupons.

     Transfers of interests in a temporary or definitive global security will be made by Euroclear or Clearstream Banking in accordance with their customary operating procedures. Title to individual notes and coupons will pass by physical delivery. The bearer of each coupon, whether or not the coupon is attached to an individual note, shall be subject to and bound by all the provisions contained in the individual note to which such coupon relates. The bearer of any individual note and any coupon may, to the fullest extent permitted by applicable law, be treated at all times by all persons and for all purposes as the absolute owner of such note or coupon, regardless of any notice of ownership, theft or loss or of any writing thereon.

     The following legend will appear on each global security and on all individual notes and any coupons: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds an interest in a global security or an individual note or coupon will not be permitted to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on a sale, exchange, redemption or other disposition of, an interest in such global security or such individual note or coupon. See "Limitations on Issuances In Bearer Form" in the accompanying prospectus.

     Denominations. Unless otherwise provided in the applicable pricing supplement, the minimum aggregate principal amount of notes that may be purchased is U.S.$25,000 or the approximate equivalent in other currencies. Unless otherwise specified in the applicable pricing supplement, the authorized denominations of notes denominated in U.S. dollars will be $10,000 and any larger amount that is a whole multiple of $1,000. The authorized denominations of notes that have a specified currency other than U.S. dollars will be the approximate equivalents in the specified currency.

     Maturity. Unless otherwise specified in the applicable pricing supplement, each note will mature on a stated maturity date. The stated maturity date will be a business day more than nine months from its date of issue, as selected by the purchaser and agreed to by Salomon Smith Barney Holdings. If specified in the applicable pricing supplement, the stated maturity date may be extended at the option of Salomon Smith Barney Holdings. Each note may also be redeemed at the option of Salomon Smith Barney Holdings, or repaid at the option of the holder, at a price specified in the applicable pricing supplement prior to its stated maturity. Notice that the notes will be redeemed prior to the stated maturity date will be provided in accordance with "Notices" below. Notwithstanding the foregoing, each note having a specified currency of German deutsche marks will have a stated maturity of not less than two years from its date of issue and will not be subject to optional redemption or repayment prior to such time. Each note that has a specified currency of pounds sterling will mature in compliance with the regulations the Bank of England may promulgate from time to time.

     Additional Information. The pricing supplement relating to a note will describe the following terms:

     - the specified currency for the note;

     - whether the note

        (1) is a fixed rate note;

        (2) is a floating rate note;

        (3) is an amortizing note, meaning that a portion or all the principal amount is payable prior to stated maturity in accordance with a schedule, by application of a formula, or based on an index; and/or

        (4) is an indexed note on which payments of interest or principal may be linked to the price of one or more securities, currencies, intangibles, articles, commodities or goods;

     - the price at which the note will be issued, which will be expressed as a percentage of the aggregate principal amount or face amount;

     - the original issue date on which the note will be issued;

     - the date of the stated maturity;

     - if the note is a fixed rate note, the rate per annum at which the note will bear any interest, and whether and how the rate may be changed prior to its stated maturity;

     - if the note is a floating rate note, relevant terms such as:

        (1) the base rate;

        (2) the initial interest rate;

        (3) the interest reset period or the interest reset dates;

        (4) the interest payment dates;

        (5) any index maturity;

        (6) any maximum interest rate;

        (7) any minimum interest rate;

        (8) any spread or spread multiplier; and

        (9) any other terms relating to the particular method of calculating the interest rate for the note and whether and how the spread or spread multiplier may be changed prior to stated maturity;

     - whether the note is a note issued originally at a discount;

     - if the note is an amortizing note, the terms for repayment prior to stated maturity;

     - if the note is an indexed note, in the case of an indexed rate note, the manner in which the amount of any interest payment will be determined or, in the case of an indexed principal note, its face amount and the manner in which the principal amount payable at stated maturity will be determined;

     - whether the note may be redeemed at the option of Salomon Smith Barney Holdings, or repaid at the option of the holder, prior to stated maturity as described under "Optional Redemption, Repayment and Repurchase" below and the terms of its redemption or repayment;

     - whether the note may have an optional extension beyond its stated maturity as described under "Extension of Maturity" below;

     - whether the note will be represented by a global security or a certificate issued in definitive form;

     - any special United States federal income tax consequences of the purchase, ownership and disposition of a particular issuance of notes;

     - whether the note is a renewable note, and, if so, its specific terms;

     - the use of proceeds, if materially different than that disclosed in the accompanying prospectus; and

     - any other terms of the note provided in the accompanying prospectus to be set forth in a pricing supplement or that are otherwise consistent with the provisions of the indenture under which the note will be issued.

     As used in this prospectus supplement, business day means:

     - for any note, any day that is not a Saturday or Sunday and that, in New York City, London, England or the place in which the note or its coupon is to be presented for payment, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close;

     - for LIBOR notes only, a London business day, which shall be any day on which dealings in deposits in the specified currency are transacted in the London interbank market;

     - for notes having a specified currency other than U.S. dollars only, other than notes denominated in Euros, any day that, in the principal financial center (as defined below) of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close; and

     - for EURIBOR notes and notes denominated in Euros, a TARGET business day, which will be any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open.

     As used above, a principal financial center means the capital city of the country issuing the specified currency. However, for Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the principal financial center will be Sydney, Toronto, Frankfurt, Amsterdam, Milan and Zurich, respectively.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable pricing supplement and except, under certain circumstances, for notes having specified currencies other than U.S. dollars, Salomon Smith Barney Holdings will pay the principal of, and any premium and interest on, each note in the specified currency for such note.

     Payments on the notes will be made without deduction for United States withholding taxes to the extent described under "Payment of Additional Interest" below. Each note may be redeemed at the redemption price applicable to it, if certain events occur involving United States withholding taxes or information reporting requirements. See "Tax Redemption" and "Special Tax Redemption" below. Other than in such event, the notes may not be redeemed by Salomon Smith Barney Holdings prior to its stated maturity date unless otherwise specified in the applicable pricing supplement. See "Optional Redemption, Repayment and Repurchase" below. The notes will not be subject to any sinking fund.

     Interest on each temporary global security will be paid to each of Euroclear and Clearstream Banking with respect to that portion of such temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a certificate of Non-U.S. beneficial ownership and upon notation thereon of such payment. Each of Euroclear and Clearstream Banking will undertake in such circumstances to credit such interest received by it to the respective accounts having an interest in such temporary global security.

     The principal of, and any premium or interest on, each definitive global security will be paid to each of Euroclear and Clearstream Banking with respect to that portion of such definitive global security held for its account upon notation thereon of such payment. Each of Euroclear and Clearstream Banking will undertake in such circumstances to credit such principal, premium and interest received by it to the respective accounts having an interest in such definitive global security. All such payments will be made to Euroclear and Clearstream Banking in immediately available funds.

     A payment in respect of an individual note or any coupon will be made only against surrender of such note or coupon at the offices of such paying agents outside the United States and its possessions as Salomon Smith Barney Holdings may from time to time appoint. At the direction of the holder of a note or coupon, and subject to applicable laws and regulations, these payments will be made by check drawn on a bank in the City of New York (in the case of a U.S. dollar payment) or outside the United States (in the case of a payment in a currency other than U.S. dollars) mailed to an address outside the United

States and its possessions furnished by such holder or, at his or her option, by wire transfer (pursuant to written instructions supplied by such holder) to an account maintained by the payee with a bank located outside the United States and its possessions. No payment in respect of an individual note or coupon will be made upon presentation of such note or coupon at any office or agency of either trustee or any other paying agent maintained by Salomon Smith Barney Holdings in the United States and its possessions, nor will any such payment be made by transfer to an account, or by mail to an address, in the United States and its possessions. However, if U.S. dollar payments in respect of notes or any coupons at the offices of all paying agents outside the United States and its possessions become illegal or are effectively precluded because of the imposition of exchange controls or similar restrictions on the full payment or receipt of such amounts in U.S. dollars, Salomon Smith Barney Holdings will appoint an office or agency (which may be a trustee) in the United States at which such payments may be made.

     The specified offices of the trustees and the names and offices of the initial paying agents are set forth at the end of this prospectus supplement. Salomon Smith Barney Holdings reserves the right at any time to vary or terminate the appointment of any paying agent and to appoint additional or other paying agents and to approve any change in the office through which any paying agent acts, provided that there will at all times be a paying agent (which may be a trustee) in at least one city in Europe, which, so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange shall so require, shall include Luxembourg. Notice of any such termination or appointment and of any changes in the specified offices of a trustee or any paying agent will be given to the holders of notes in accordance with "Notices" below.

     Any payment required to be made in respect of a note on a date (including at maturity) that is not a business day for such note need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on such date, and no additional interest will accrue as a result of such delayed payment.

     Unless otherwise specified in the applicable pricing supplement, if the principal of any note is declared to be due and payable immediately as described under "Description of Debt Securities -- Defaults" in the accompanying prospectus, the amount of principal due and payable with respect to such note will be limited to the aggregate principal amount (or face amount, in the case of an indexed principal note) of such note multiplied by the sum of its issue price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

FIXED RATE NOTES

     Each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable pricing supplement until its principal amount is paid or made available for payment. However, as described below under "Subsequent Interest Periods" and "Extension of Maturity," or as otherwise may be described in the applicable pricing supplement, the rate of interest payable on fixed rate notes may be adjusted from time to time.

     Unless otherwise set forth in the applicable pricing supplement, interest on each fixed rate note will be payable annually in arrears on such dates as set forth in the applicable pricing supplement, with each such day being an interest payment date, and at stated maturity. Unless "accrue to pay" is specified in the applicable pricing supplement or unless otherwise specified in the applicable pricing supplement, if an interest payment date for any fixed rate note would otherwise be a day that is not a business day, any payment required to be made on the note on that date, including the stated maturity date, may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of such delayed payment.

     If in connection with any fixed rate note, "accrue to pay" is specified in the applicable pricing supplement, and any interest payment date for the fixed rate note would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day. Any payment of interest on an interest payment date will include interest accrued through the day before the interest payment date. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

FLOATING RATE NOTES

     Each floating rate note will bear interest at the initial interest rate set forth, or otherwise described, in the applicable pricing supplement. The initial interest period is the period from the original issue date to, but not including, the first interest reset date. The interest reset period is the period from each interest reset date to, but not including, the following interest reset date. The initial interest period and any interest reset period is an interest period. The interest rate for each floating rate note will be determined by reference to an interest rate basis, the base rate, plus or minus any spread, or multiplied by any spread multiplier. A basis point or bp equals one-hundredth of a percentage point. The spread is the number of basis points that may be specified in the applicable pricing supplement as applicable to the note. The spread multiplier is the percentage that may be specified in the applicable pricing supplement as applicable to the note. As described below under "Subsequent Interest Periods" and "Extension of Maturity," or as may otherwise be specified in the applicable pricing supplement, the spread or spread multiplier on floating rate notes may be adjusted from time to time.

     The applicable pricing supplement will designate one of the following base rates as applicable to a floating rate note:

     - the CD Rate;

     - the Commercial Paper Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Treasury Rate;

     - the Prime Rate;

     - the J.J. Kenny Rate;

     - the Eleventh District Cost of Funds Rate;

     - EURIBOR; or

     - such other base rate as is set forth in the applicable pricing supplement and in the note.

     The following terms are used in describing the various base rates.

     The "index maturity" for any floating rate note is the period of maturity of the instrument or obligation from which the base rate is calculated.

     "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/H15/update or any successor site or publication.

     "Calculation date" means the date by which the calculation agent is to calculate the interest rate for floating rate notes which will be the earlier of
(1) the tenth calendar day after the related rate determination date, or if any such day is not a business day, the next succeeding business day or (2) the business day preceding the applicable interest payment date or the stated maturity.

     As specified in the applicable pricing supplement, a floating rate note may also have either or both of the following, which will be expressed as a rate per annum on a simple interest basis:

     - maximum interest rate, which will be a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period; and/or

     - minimum interest rate, which will be a minimum limitation, or floor, on the rate at which interest may accrue during any interest period.

     In addition to any maximum interest rate that may be applicable to any floating rate note, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by applicable law. The notes will be governed by the law of New York State. As of the date of this prospectus supplement, the maximum rate of interest under provisions of the New York penal law, with a few exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than U.S.$2,500,000.

     Salomon Smith Barney Holdings will appoint and enter into agreements with calculation agents to calculate interest rates on floating rate notes. Unless otherwise specified in the applicable pricing supplement, Bank One Trust Company, N.A. will be the calculation agent for each senior note that is a floating rate note, and Bankers Trust Company will be the calculation agent for each subordinated note that is a floating rate note. All determinations of interest by the calculation agents will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate notes.

     The interest rate on each floating rate note will be reset on an interest reset date, which means that the interest rate is reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be as follows:

     - in the case of floating rate notes that reset daily, each business day;

     - in the case of floating rate notes that reset weekly, other than Treasury Rate notes, the Wednesday of each week;

     - in the case of Treasury Rate notes that reset weekly and except as provided below under "Treasury Rate Notes," the Tuesday of each week;

     - in the case of floating rate notes that reset monthly, other than Eleventh District Cost of Funds Rate notes, the third Wednesday of each month;

     - in the case of floating rate notes that are Eleventh District Cost of Funds Rate notes, the first calendar day of each month;

     - in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - in the case of floating rate notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable pricing supplement; and

     - in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the applicable pricing supplement.

If an interest reset date for any floating rate note would fall on a day that is not a business day, that interest reset date will be postponed to the next succeeding business day. In the case of a LIBOR note or a EURIBOR note, if postponement to the next business day would cause the interest reset date to be in the next succeeding calendar month, the interest reset date will instead be the immediately preceding business day. If an auction of direct obligations of United States Treasury bills falls on a day that is an interest reset date for Treasury Rate notes, the interest reset date will be the succeeding business day.

     Unless otherwise specified in the applicable pricing supplement and except as set forth below, the rate of interest that goes into effect on any interest reset date will be determined on a rate determination date preceding such interest reset date, as further described below.

     Unless otherwise specified in the applicable pricing supplement and except as set forth in the next sentence, interest payable on floating rate notes will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date. If the interest rate is reset daily or weekly, interest payable on the notes will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to but excluding the record date immediately preceding an interest payment date that occurs any time prior to maturity.

     Accrued interest on a floating rate note with more than one interest reset date will be calculated by multiplying the principal amount of the note by an accrued interest factor. If the floating rate note is an indexed principal note, the face amount of the note will be multiplied by the accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed on an "actual over 360" basis by dividing the interest rate in effect on such day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, J.J. Kenny Rate notes, Eleventh District Cost of Funds Rate notes and EURIBOR notes. In the case of Treasury Rate notes, the interest factor for each such day will be computed on an "actual over actual" basis by dividing the interest rate by the actual number of days in the year. The interest factor will be expressed as a decimal calculated to seven decimal places without rounding. For purposes of making the foregoing calculation, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date.

     For all other floating rate notes, accrued interest will be calculated by multiplying the principal amount of the note by the interest rate in effect during the period for which accrued interest is being calculated. That product is then multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, J.J. Kenny Rate notes, Eleventh District Cost of Funds Rate notes and EURIBOR notes. In the case of Treasury Rate notes, the product is multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by the actual number of days in the year.

     Unless otherwise specified in the applicable pricing supplement, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

     Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable as follows.

     - In the case of floating rate notes that reset daily, weekly or monthly, other than Eleventh District Cost of Funds Rate notes, interest will be payable on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement.

     - In the case of Eleventh District Cost of Funds Rate notes, interest will be payable on the first calendar day of each March, June, September and December.

     - In the case of floating rate notes that reset quarterly, interest will be payable on the third Wednesday of March, June, September, and December of each year.

     - In the case of floating rate notes that reset semiannually, interest will be payable on the third Wednesday of each of two months of each year specified in the applicable pricing supplement.

     - In the case of floating rate notes that reset annually, interest will be payable on the third Wednesday of one month of each year specified in the applicable pricing supplement.

In each of these cases, interest will also be payable at maturity.

     If an interest payment date for any floating rate note would fall on a day that is not a business day, that interest payment date will be postponed to the next succeeding business day, except as described in the next paragraph. In the case of a LIBOR note or a EURIBOR note, if postponement to the next business day would cause the interest payment date to be in the next succeeding calendar month, the interest payment date will instead be the immediately preceding business day.

     If for any floating rate note, the applicable pricing supplement provides that the note does not accrue to pay, and if an interest payment date for that floating rate note would otherwise be a day that is not a business day, the interest payment date will not be postponed. Any payment required to be made on the floating rate note, however, may be made on the next succeeding business day with the same force and effect as if made on the due date. No additional interest will accrue as a result of such delayed payment.

     Upon the request of the holder of any floating rate note, the calculation agent for the note will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for the floating rate note. Holders of the notes will be notified of the applicable interest rate in accordance with "Notices" below. In addition, the calculation agent for any note listed on the Luxembourg Stock Exchange will provide such information to the Luxembourg Stock Exchange and it will be made available at the offices of the paying agents in Luxembourg and at the Luxembourg Stock Exchange as soon as possible after the determination of the interest rate.

     CD Rate Notes. Each CD Rate note will bear interest for each interest reset period at an interest rate equal to the CD Rate and any spread or spread multiplier specified in the note and in the applicable pricing supplement.

     The calculation agent will determine the CD Rate on each CD Rate determination date. The CD Rate determination date is the second business day prior to the interest reset date for each interest reset period for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD Rate cannot be determined as described above.

     - If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the CD Rate determination date, then the CD Rate for the interest reset period will be the rate on that date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published in the H.15 Daily Update.

     - If by 3:00 p.m., New York City time, on the calculation date, the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the CD Rate will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing, in the market for negotiable certificates of deposit, with a remaining maturity closest to the index maturity designated in the pricing supplement in a denomination of U.S.$5,000,000.

     - If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the CD Rate for that interest reset period will be the same as the CD Rate for the immediately preceding interest reset period. If there was no such interest reset period, the CD Rate will be the initial interest rate.

     CD Rate notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

     Commercial Paper Rate Notes. Each Commercial Paper Rate note will bear interest for each interest reset period at an interest rate equal to the Commercial Paper Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine the Commercial Paper Rate on each Commercial Paper Rate determination date. The Commercial Paper Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Commercial Paper Rate will be the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial."

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above.

     - If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Commercial Paper Rate determination date, then the Commercial Paper Rate for the interest reset period will be the money market yield on that date of the rate for commercial paper of the specified index maturity as published in the H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial."

     - If by 3:00 p.m., New York City time, on such calculation date, the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the Commercial Paper Rate for the interest reset period will be the money market yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on that date, of three leading dealers of commercial paper in New York City selected by the calculation agent for such Commercial Paper Rate note for commercial paper of the specified index maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency.

     - If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the Commercial Paper Rate for the interest reset period will be the same as the Commercial Paper Rate for the immediately preceding interest reset period. If there was no such interest reset period, the Commercial Paper Rate will be the initial interest rate.

Money market yield will be calculated as follows:

                              D X 360
money market yield   =     -------------  X 100
                           360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the specified index maturity.

     Federal Funds Rate Notes. Each Federal Funds Rate note will bear interest for each interest reset period at an interest rate equal to the Federal Funds Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine the Federal Funds Rate on each Federal Funds Rate determination date. The Federal Funds Rate determination date is the second business day prior to the interest reset date for the interest reset period. The Federal Funds Rate will be the rate for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above.

     - If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Federal Funds Rate determination date, the Federal Funds Rate for the interest reset period will be the rate on that date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

     - If by 3:00 p.m., New York City time, on the calculation date the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the Federal Funds Rate for the interest reset period will be the rate on that date which the Federal Reserve Bank of New York makes publicly available that is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)."

     - If the rate, however, is not made publicly available by the Federal Reserve Bank of New York by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the interest reset period will be the same as the Federal Funds Rate in effect for the immediately preceding interest reset period. If there was no such interest reset period, the Federal Funds Rate will be the initial interest rate.

     In the case of a Federal Funds Rate note that resets daily, the interest rate on the note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the calculation agent for the note on the second Monday, or, if not a business day, on the next succeeding business day, to a rate equal to the average of the Federal Funds Rates in effect for each day in that week.

     LIBOR Notes. Each LIBOR note will bear interest for each interest reset period at an interest rate equal to LIBOR and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine LIBOR on each LIBOR determination date. The LIBOR determination date is the second London banking day prior to the interest reset date for each interest reset period.

     On a LIBOR determination date, the calculation agent will determine LIBOR for each interest reset period as follows.

     The calculation agent will determine the offered rates for deposits in the specified currency for the period of the index maturity specified in the applicable pricing supplement commencing on the interest reset date, which appear on the "designated LIBOR page" at approximately 11:00 a.m., London time, on that date.

     - If "LIBOR Telerate" is designated in the applicable pricing supplement, "designated LIBOR page" means the display designated as page "3750" on the Bridge Telerate Service, and LIBOR will be the relevant offered rate determined by the calculation agent. If Telerate page 3750 is replaced by another page, or if the Bridge Telerate Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Telerate" means the replacement page or service selected to display the London interbank offered rates of major banks.

     - If "LIBOR Reuters" is designated in the applicable pricing supplement, "designated LIBOR page" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service. If the LIBO page on that service is replaced by another page, or if the Reuters Monitor Money Rates Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Reuters" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the replacement page or service selected to display the London interbank offered rates of major banks.

     If LIBOR cannot be determined on a LIBOR determination date as described above, then the calculation agent will determine LIBOR as follows.

        - The calculation agent for the LIBOR note will select four major banks in the London interbank market.

        - The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR determination date. These quotations shall be for deposits in the specified currency for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least U.S.$1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

     (1) If two or more quotations are provided, LIBOR for such interest reset period will be the arithmetic mean of those quotations.

     (2) If less than two quotations are provided, the calculation agent will select three major banks in New York City and follow the steps in the two bullet points below.

        - The calculation agent will then determine LIBOR for the interest reset period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the LIBOR determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least U.S.$1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

        - If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no such preceding interest reset period, the LIBOR Rate will be the initial interest rate.

     Treasury Rate Notes. Each Treasury Rate note will bear interest for each interest reset period at an interest rate equal to the Treasury Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     Treasury Rate Notes other than Constant Maturity Treasury Rate Notes

     Unless "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate for the auction held on the Treasury Rate determination date for the interest reset period of treasury securities as the rate appears on either Telerate page 56 or Telerate page 57 under the heading "AVGE INVEST YIELD." Treasury securities are direct obligations of the United States that have the index maturity specified in the applicable pricing supplement.

     If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below.

     (1) If the Treasury rate is not published prior to 3:00 P.M., New York City time on the calculation date pertaining to the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be the auction average rate on the Treasury Rate determination date as otherwise announced by the United States Department of the Treasury. The auction average rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

     (2) If the auction results are not published or reported as provided in (1) above by 3:00 P.M., New York City time, on the calculation date, or if no auction is held on the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be calculated by the calculation agent for the Treasury Rate note. In this case, the Treasury Rate will be a yield to maturity of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate determination date, of three leading primary United States government securities dealers selected by the calculation agent for the issue of treasury securities with a remaining maturity closest to the specified index maturity. The yield to maturity will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

     (3) If the dealers selected by the calculation agent are not quoting bid rates as mentioned in (2) above, then the Treasury Rate for the interest reset period will be the same as the Treasury Rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the Treasury Rate will be the initial interest rate.

     The Treasury Rate determination date for each interest reset period will be the day of the week in which the interest reset date for that interest reset period falls on which treasury securities would normally be auctioned.

     Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, the Friday will be the Treasury Rate determination date pertaining to the interest reset period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an interest reset date for a Treasury Rate note, then that interest reset date will instead be the business day immediately following the auction date.

     Constant Maturity Treasury Rate Notes

     If "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate displayed on the designated CMT Telerate page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the designated CMT maturity index in the following manner.

     - If the designated CMT Telerate page is 7051, the Treasury Rate will be the rate on the Constant Maturity Treasury Rate determination date.

     - If the designated CMT Telerate page is 7052, the Treasury Rate will be the average for the week or for the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month, as applicable, in which the related Constant Maturity Treasury Rate determination date occurs.

     If no rate appears on the designated CMT Telerate page as indicated above, the following procedures will be followed in the order set forth below.

     (1) If the rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time on the related calculation date, then the Treasury Rate for the Constant Maturity Treasury Rate determination date will be the Treasury Constant Maturity Rate for the designated CMT maturity index as published in the relevant H.15(519).

     (2) If this rate is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, then the Treasury Rate on the Constant Maturity Treasury Rate determination date will be the treasury constant maturity rate for the designated CMT maturity index, or other United States Treasury rate for the designated CMT maturity index, for the Constant Maturity Treasury Rate determination date for the interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury. The calculation agent will make the determination as to which of such rates is comparable to the rate formerly displayed on the designated CMT Telerate page and published in the relevant H.15(519).

     (3) If this information is not provided by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will calculate the Treasury Rate on the Constant Maturity Treasury Rate determination date as follows.

        - The Treasury Rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Constant Maturity Treasury Rate determination date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury notes. The Treasury notes will be the most recently issued direct noncallable fixed rate obligations of the United States, with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than the designated CMT maturity index minus one year.

        - The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

        - If three or four, but not five, of such dealers provide quotations as described above, then the Constant Maturity Treasury Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest quotes will be eliminated.

     (4) If the calculation agent is unable to obtain three such Treasury note quotations as described in (3) above, the Treasury Rate on the Constant Maturity Treasury Rate determination date will be calculated by the calculation agent as follows.

        - The rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Constant Maturity Treasury Rate determination date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in an amount that is representative for a single transaction in that market at that time.

        - If two Treasury notes with an original maturity, as described above, have remaining terms to maturity equally close to the designated CMT maturity index, the calculation agent will obtain quotations for the Treasury note with the shorter remaining term to maturity and will use those quotations to calculate the Treasury Rate as set forth above.

        - The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

        - If three or four, but not five, of such dealers provide quotations as described above, then the Treasury Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest quotes will be eliminated.

     (5) If fewer than three dealers selected by the calculation agent provide quotations as described in (4) above, the Treasury Rate determined as of the Constant Maturity Treasury Rate determination date will be the Treasury Rate in effect on such Constant Maturity Treasury Rate determination date.

     "Designated CMT Telerate page" means the display on the Bridge Telerate Service, or any successor service on the page specified in the applicable pricing supplement, or any other page as may replace such page on that service, or any successor service, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the designated CMT Telerate page will be 7052, for the most recent week.

     "Designated CMT maturity index" means the original period to maturity of the U.S. Treasury securities, either one, two, three, five, seven, ten, twenty or thirty years, specified in the applicable pricing supplement for which the Treasury Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the designated CMT maturity index will be two years.

     The "Constant Maturity Treasury Rate determination date" will be the second business day prior to the interest reset date for the applicable interest reset period.

     The Constant Maturity Treasury Rate for a Treasury security maturity as published as of any business day is intended to be indicative of the yield of a U.S. Treasury security having as of that business day a remaining term to maturity equivalent to its maturity. The Constant Maturity Treasury Rate as of any business day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding Treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. Such yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the calculation agents or affiliates of Salomon Smith Barney Holdings. Certain constant maturity yield values are read from the yield curve. Interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of that date exactly ten years remaining to maturity.

     Prime Rate Notes. Prime Rate notes will bear interest at a rate equal to the Prime Rate and any spread or spread multiplier specified in the Prime Rate notes and the applicable pricing supplement.

     The calculation agent will determine the Prime Rate for each interest reset period on each Prime Rate determination date. The Prime Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Prime Rate will be the rate made available and subsequently published on that date in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the Prime Rate cannot be determined as described above.

     - If the rate is not published prior to 9:00 A.M., New York City time, on the related calculation date, then the Prime Rate will be the rate on the Prime Rate determination date that is published in the H.15 Daily Update under the heading "Bank Prime Loan."

     - If the rate is not published prior to 3:00 P.M., New York City time, on the related calculation date in either of those sources, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate for the Prime Rate determination date.

     - If fewer than four such rates appear on the Reuters Screen USPRIME1 Page, then the calculation agent will select four major banks in New York City. The Prime Rate will be the arithmetic mean of the prime rates quoted by those four banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date.

     - If all four of the banks selected by the calculation agent do not provide quotations, then the Prime Rate will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date. These Prime Rate quotes will be provided by the selected banks and by a reasonable number of substitute domestic banks or trust companies that the calculation agent will select that have total equity capital of at least U.S.$500,000,000.

     - If the banks or trust companies that the calculation agent selects do not provide quotations as described above, then the Prime Rate will remain the same as the Prime Rate in effect on the Prime Rate determination date.

     "Reuters Screen USPRIME1 page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any successor service or page, for the purpose of displaying prime rates or base lending rates of major United States banks.

     J.J. Kenny Rate Notes. J.J. Kenny Rate notes will bear interest at the interest rates, calculated based on the J.J. Kenny Rate and any spread and/or spread multiplier specified in the J.J. Kenny Rate notes and the applicable pricing supplement.

     The calculation agent will determine the J.J. Kenny Rate on each J.J. Kenny Rate determination date. The J.J. Kenny Rate determination date is the second business day prior to the interest reset date for each interest reset period.

     The J.J. Kenny Rate will be the per annum rate on that date equal to the index made available and subsequently published by Kenny Information Systems or its successor. The rate will be based upon 30-day yield evaluations at par of bonds of not less than five "high grade" component issuers. The bonds evaluated will be bonds on which the interest is excludable from gross income for federal income tax purposes under the Internal Revenue Code of 1986. Kenny Information Systems will select such issuers from time to time, including issuers of general obligation bonds. However, the bonds on which the index is based will not include any bonds the interest on which may trigger an "alternate minimum tax" or similar tax under the Code, unless the tax may be imposed on all tax-exempt bonds.

     The following procedure will be followed if the J.J. Kenny Rate cannot be determined as described above.

     If the rate is not made available by 3:00 P.M., New York City time, on the calculation date pertaining to the J.J. Kenny Rate determination date, the J.J. Kenny Rate will be the rate quoted by a successor indexing agent selected by Salomon Smith Barney Holdings. This rate will be equal to the prevailing rate for bonds included in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Corporation for issuers selected by the successor indexing agent most closely resembling the "high grade" component issuers selected by Kenny Information Systems. The bonds for which rates are quoted will be bonds that may be tendered by their holders for purchase on not more than seven days' notice and the interest on which:

     - is variable on a weekly basis;

     - is excludable from gross income for federal income tax purposes under the Internal Revenue Code; and

     - does not give rise to an "alternate minimum tax" or similar tax under the Internal Revenue Code, unless all tax-exempt bonds give rise to the tax.

However, if a successor indexing agent is not available, the J.J. Kenny Rate on the J.J. Kenny Rate determination date will be the J.J. Kenny Rate for the immediately preceding interest reset period. If there was no interest reset period, the J.J. Kenny Rate will be the initial interest rate.

     Eleventh District Cost of Funds Rate Notes. Eleventh District Cost of Funds Rate notes will bear interest at the interest rates, calculated based on the Eleventh District Cost of Funds Rate and any spread and/or spread multiplier, specified in the Eleventh District Cost of Funds Rate notes and the applicable pricing supplement.

     The calculation agent will determine the Eleventh District Cost of Funds Rate on each Eleventh District Cost of Funds Rate determination date. The Eleventh District Cost of Funds Rate determination date is the last working day of the month immediately prior to each interest reset date for each interest reset period on which the Federal Home Loan Bank of San Francisco publishes the Eleventh District Cost of Funds Index.

     The Eleventh District Cost of Funds Rate will be the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate determination date as set forth under the caption "Eleventh District" on the Telerate page 7058. Such page will be deemed to include any successor page, determined by the calculation agent, as of 11:00 A.M., San Francisco time, on the Eleventh District Cost of Funds Rate determination date.

     The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above.

     - If the rate does not appear on Telerate page 7058 on any related Eleventh District Cost of Funds Rate determination date, the Eleventh District Cost of Funds Rate for the Eleventh District Cost of Funds Rate determination date will be the Eleventh District Cost of Funds Rate Index.

     - If the FHLB of San Francisco fails to announce the rate for the calendar month next preceding the Eleventh District Cost of Funds Rate determination date, then the Eleventh District Cost of Funds Rate for such date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Cost of Funds Rate determination date.

     The "Eleventh District Cost of Funds Rate Index" will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that the FHLB of San Francisco most recently announced as the cost of funds for the calendar month preceding the date of such announcement.

     EURIBOR Notes. Each EURIBOR note will bear interest for each interest reset period at an interest rate equal to EURIBOR and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine EURIBOR on each EURIBOR determination date. The EURIBOR determination date is the second TARGET business day prior to the interest reset date for each interest reset period.

     On a EURIBOR determination date, the calculation agent will determine EURIBOR for each interest reset period as follows.

     The calculation agent will determine the offered rates for deposits in Euros for the period of the index maturity specified in the applicable pricing supplement, commencing on the interest reset date, which appears on page 248 on the Bridge Telerate Service or any successor service or any page that may replace page 248 on that service which is commonly referred to as "Telerate Page 248" as of 11:00 a.m., Brussels time, on that date.

     If EURIBOR cannot be determined on a EURIBOR determination date as described above, then the calculation agent will determine EURIBOR as follows.

        - The calculation agent for the EURIBOR note will select four major banks in the Euro-zone interbank market.

        - The calculation agent will request that the principal Euro-zone offices of those four selected banks provide their offered quotations to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. These quotations shall be for deposits in Euros for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least U.S.$1,000,000 or the approximate equivalent in Euros that is representative of a single transaction in such market at that time.

     (1) If two or more quotations are provided, EURIBOR for the interest reset period will be the arithmetic mean of those quotations.

     (2) If less than two quotations are provided, the calculation agent will select four major banks in the Euro-zone and follow the steps in the two bullet points below.

        - The calculation agent will then determine EURIBOR for the interest reset period as the arithmetic mean of rates quoted by those four major banks in the Euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. The rates quoted will be for loans in Euros, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least U.S.$1,000,000 or the approximate equivalent in Euros that is representative of a single transaction in the market at that time.

        - If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no preceding interest reset period, EURIBOR will be the initial interest rate.

     "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

     Inverse Floating Rate Notes. Any floating rate note may be designated in the applicable pricing supplement as an inverse floating rate note. In such an event, unless otherwise specified in the applicable pricing supplement, the interest rate on the floating rate note will be equal to:

     - in the case of the period, if any, commencing on the issue date, or the date on which the note otherwise begins to accrue interest if different from the issue date, up to the first interest reset date, a fixed rate of interest established by Salomon Smith Barney Holdings as described in the applicable pricing supplement; and

     - in the case of each period commencing on an interest reset date, a fixed rate of interest specified in the pricing supplement minus the interest rate determined based on the base rate as adjusted by any spread and/or spread multiplier.

However, on any inverse floating rate note, (1) the interest rate will not be less than zero and (2) the interest rate in effect for the ten days immediately prior to the date of maturity of the inverse floating rate note will be that in effect on the tenth day preceding the date.

     Floating/Fixed Rate Notes. The applicable pricing supplement may provide that a note will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. In such an event, the interest rate on the note will be determined as if it were a floating rate note and a fixed rate note for each respective period, all as specified in the applicable pricing supplement.

SUBSEQUENT INTEREST PERIODS

     The pricing supplement relating to each note will indicate whether Salomon Smith Barney Holdings has the option to reset the interest rate, spread, spread multiplier or method of calculation, as the case may be, for the note. If Salomon Smith Barney Holdings has the option to reset, the pricing supplement will also indicate the optional reset date or dates on which the interest rate, spread, spread multiplier or method of calculation, as the case may be, may be reset.

     Salomon Smith Barney Holdings shall notify the trustee whether or not it intends to exercise this option relating to a note at least 45 but not more than 60 days prior to an optional reset date for the note. Not later than 40 days prior to the optional reset date, the trustee will provide notice to the holder of the note, in accordance with "Notices" below, indicating whether Salomon Smith Barney Holdings has elected to reset the interest rate, spread, spread multiplier or method of calculation, as the case may be.

     If Salomon Smith Barney Holdings elects to reset the interest rate, spread, spread multiplier or method of calculation, as the case may be, the trustee will provide notice to the holder, in accordance with "Notices" below, indicating such new interest rate, spread, spread multiplier or method of calculation, as the case may be. The notice will also indicate any provisions for redemption during the subsequent interest period. The subsequent interest period is the period from the optional reset date to the next optional reset date or, if there is no next optional reset date, to the stated maturity of the note, including the date or dates on which or the period or periods during which, and the price or prices at which, a redemption may occur during a subsequent interest period.

     Upon the transmittal by the trustee of a reset notice to the holder of a note, the new interest rate or new spread or spread multiplier, and/or method of calculation, as the case may be, will take effect automatically. Except as modified by the reset notice and as described below, the note will have the same terms as prior to the transmittal of the reset notice.

     Despite the foregoing, not later than 20 days prior to an optional reset date for a note, Salomon Smith Barney Holdings may, at its option, revoke the interest rate, or the spread or spread multiplier, provided for in the reset notice relating to the optional reset date, and establish a higher interest rate, or a higher spread or spread multiplier, as applicable, for the subsequent interest period commencing on the optional reset date.

     Salomon Smith Barney Holdings can make such revocations by causing the trustee for such note to provide notice of the higher interest rate or higher spread or spread multiplier, as the case may be, in accordance with "Notices" below, to the holder of the note. The notice shall be irrevocable. All notes for which the interest rate or spread or spread multiplier is reset on an optional reset date will bear such higher interest rate, or higher spread or spread multiplier, as the case may be, whether or not tendered for repayment.

     The holder of a note will have the option to elect repayment of that note by Salomon Smith Barney Holdings on each optional reset date at a price equal to the principal amount of the note plus interest accrued to the optional reset date. In order for a note to be repaid on an optional reset date, the holder of the note must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment. However, the period for delivery of the note or notification to the trustee for the note will be at least 25 but not more than 35 days prior to the optional reset date. Further, a holder who has tendered a note for repayment pursuant to a reset notice may, by written notice to the trustee for the note, revoke any tender for repayment until the close of business on the tenth day prior to the optional reset date.

AMORTIZING NOTES

     Salomon Smith Barney Holdings may from time to time offer amortizing notes on which a portion or all the principal amount is payable prior to stated maturity:

     - in accordance with a schedule;

     - by application of a formula; or

     - based on an index.

Further information concerning additional terms and conditions of any amortizing notes, including terms for repayment of such notes, will be set forth in the applicable pricing supplement.

INDEXED NOTES

     Salomon Smith Barney Holdings may from time to time offer indexed notes on which some or all interest payments, in the case of an indexed rate note, and/or the principal amount payable at stated maturity or earlier redemption or retirement, in the case of an indexed principal note, is determined based on:

     - the principal amount of the notes or, in the case of an indexed principal note, the amount designated in the applicable pricing supplement as the "face amount" of the indexed note; and

     - an index, which may be based on:

          (1) prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities;

          (2) the application of a formula; or

          (3) an index which shall be such other objective price, economic or other measures as are described in the applicable pricing supplement.

A description of the index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined based on such index, will be set forth in the applicable pricing supplement. The issuance of indexed notes denominated in German deutsche marks will be made in compliance with the policy of the German Central Bank regarding the indexation of deutsche mark denominated debt obligations.

     If a fixed rate note, floating rate note or indexed rate note is also an indexed principal note, the amount of any interest payment will be determined based on the face amount of that indexed note unless specified otherwise in the applicable pricing supplement. If an indexed note is also an indexed principal note, the principal amount payable at stated maturity or any earlier redemption or repayment of the indexed note may be different from the face amount.

     If a third party is appointed to calculate or announce the index for a particular indexed note, and the third party either (1) suspends the calculation or announcement of that index or (2) changes the basis upon which the index is calculated in a manner that is inconsistent with the applicable pricing supplement, then Salomon Smith Barney Holdings will select another third party to calculate or announce the index. Salomon Brothers International Limited or another affiliate of Salomon Smith Barney Holdings may be either the original or successor third party selected by Salomon Smith Barney Holdings.

     If for any reason the index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then any indexed interest payments or any indexed principal amount of the indexed note will be calculated in the manner set forth in the applicable pricing supplement. Any determination by the selected third party will be binding on all parties, except in the case of an obvious error.

     Unless otherwise specified in the applicable pricing supplement, for the purpose of determining whether holders of the requisite principal amount of notes outstanding under the applicable indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of indexed notes will be deemed to be the face amount stated on the notes. Unless otherwise specified in the applicable pricing supplement, in the event of an acceleration of the stated maturity of an indexed note, the principal amount payable to the holder of the note upon acceleration will be the principal amount determined based on the formula used to determine the principal amount of the note on the stated maturity of the note, as if the date of acceleration were the stated maturity.

     An investment in indexed notes has significant risks, including wide fluctuations in market value as well as in the amounts of payments due, that are not associated with a similar investment in a conventional debt security. These risks depend on a number of factors including supply and demand for the particular security, currency, commodity or other good or article to which the note is indexed and economic and political events over which Salomon Smith Barney Holdings has no control. See "Risk Factors -- Changes in the Value of Underlying Assets of Indexed Notes Could Result in a Substantial Loss to You" above for a discussion of these considerations.

     Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price or rates of exchange that may occur during the term of any indexed notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks of an investment in indexed notes.

DUAL CURRENCY NOTES

     Salomon Smith Barney Holdings may from time to time offer dual currency notes on which Salomon Smith Barney Holdings has a one time option of making all payments of principal, any premium and interest on such notes which are issued on the same day and have the same terms, the payments on which would otherwise be made in the specified currency of those notes, in the optional payment currency specified in the applicable pricing supplement. This option will be exercisable in whole but not in part on an option election date, which will be any one of the dates specified in the applicable pricing supplement. Information as to the relative value of the specified currency compared to the optional payment currency will be set forth in the applicable pricing supplement.

     The pricing supplement for each issuance of dual currency notes will specify, among other things:

     - the specified currency;

     - the optional payment currency; and

     - the designated exchange rate.

     The designated exchange rate will be a fixed exchange rate used for converting amounts denominated in the specified currency into amounts denominated in the optional payment currency. The pricing supplement will also specify the option election dates and interest payment dates for the related issuance of dual currency notes. Each option election date will be a particular number of days before an interest payment date or stated maturity, as set forth in the applicable pricing supplement. Each option election date will be the date on which Salomon Smith Barney Holdings may select whether to make all scheduled payments due thereafter in the optional payment currency rather than in the specified currency.

     If Salomon Smith Barney Holdings makes such an election, the amount payable in the optional payment currency will be determined using the designated exchange rate specified in the applicable pricing supplement. If such an election is made, notice of the election will be provided in accordance with the terms of the applicable tranche of dual currency notes within two business days of the option election date. The notice will state (1) the first date, whether an interest payment date and/or stated maturity, on which scheduled payments in the optional payment currency will be made and (2) the designated exchange rate. Any such notice by Salomon Smith Barney Holdings, once given, may not be withdrawn. The equivalent value in the specified currency of payments made after such an election may be less, at the then current exchange rate, than if Salomon Smith Barney Holdings had made the payment in the specified currency.

     For United States federal income tax purposes, holders of dual currency notes may need to comply with rules which differ from the general rules applicable to holders of other types of notes offered by this prospectus supplement. The United States federal income tax consequences of the purchase, ownership and disposition of dual currency notes will be set forth in the applicable pricing supplement.

RENEWABLE NOTES

     Salomon Smith Barney Holdings may from time to time offer renewable notes, which will mature on an initial maturity date. Such initial maturity date will be an interest payment date specified in the applicable pricing supplement occurring in, or prior to, the twelfth month following the original issue date of the notes, unless the term of all or any portion of any of the notes is renewed in accordance with the procedures described below.

     The term of a renewable note may be extended to the interest payment date occurring in the twelfth month, or, if a special election interval is specified in the applicable pricing supplement, the last month in a period equal to twice the special election interval elected by the holder after the renewal date. Such an extension may be made on the initial renewal date. That date will be the interest payment date occurring in the sixth month, unless a special election interval is specified in the applicable pricing supplement, prior to the initial maturity date of a renewable note and on the interest payment date occurring in each sixth month, or in the last month of each special election interval, after the initial renewal date which, together with the initial renewal date, constitutes a renewal date.

     If a holder does not elect to extend the term of any portion of the principal amount of a renewable note during the specified period prior to any renewal date, that portion will become due and payable on the new maturity date. Such new maturity date will be the interest payment date occurring in the sixth month, or the last month in the special election interval, after the renewal date.

     A holder of a renewable note may elect to renew the term of such renewable note, or if so specified in the applicable pricing supplement, any portion of the renewable note, by delivering a notice to that effect to the trustee or any duly appointed paying agent. This notice will be delivered not less than 15 nor more than 30 days prior to the renewal date, unless another period is specified in the applicable pricing supplement as the special election period. This election will be irrevocable and will be binding upon each subsequent holder of the renewable note.

     An election to renew the term of a renewable note may be exercised for less than the entire principal amount of the renewable note only if so specified in the applicable pricing supplement and only in such principal amount, or any integral multiple in excess of that amount, as is specified in the applicable pricing supplement. Despite the foregoing, the term of the renewable notes may not be extended beyond the stated maturity specified for the renewable notes in the applicable pricing supplement.

     If the holder does not elect to renew the term, a renewable note must be presented to any duly appointed paying agent. If the renewable note is a certificate issued in definitive form, it must be presented to the trustee as soon as practicable following receipt of the renewable note. Such duly appointed paying agent will issue in exchange for the note, in the name of the holder, a note. The note will be in a principal amount equal to the principal amount of the exchanged renewable note for which no election to renew such term was exercised, with terms identical to those specified on the renewable note. However, the note will have a fixed, nonrenewable stated maturity on the new maturity date.

     If an election to renew is made for less than the full principal amount of a holder's renewable note, such duly appointed paying agent will issue a replacement renewable note in exchange for that note in the name of the holder. The replacement renewable note will be in a principal amount equal to the principal amount elected to be renewed of the exchanged renewable note, with terms otherwise identical to the exchanged renewable note.

EXTENSION OF MATURITY

     The pricing supplement relating to each note will indicate whether Salomon Smith Barney Holdings has the option to extend the stated maturity of that note for an extension period. Such an extension period is one or more periods of one to five whole years, up to but not beyond the final maturity date set forth in the pricing supplement.

     Salomon Smith Barney Holdings may exercise its option for a note by notifying the trustee for that note at least 45 but not more than 60 days prior to the old stated maturity of the note. Not later than 40 days prior to the old stated maturity of the note, the trustee for the note will provide notice of the extension to the holder of the note, in accordance with "Notices" below. The extension notice will set forth:

     - the election of Salomon Smith Barney Holdings to extend the stated maturity of the note;

     - the new stated maturity;

     - in the case of a fixed rate note, the interest rate applicable to the extension period;

     - in the case of a floating rate note, the spread, spread multiplier or method of calculation applicable to the extension period; and

     - any provisions for redemption during the extension period, including the date or dates on which, or the period or periods during which, and the price or prices at which, a redemption may occur during the extension period.

     Upon the provision by such trustee of an extension notice in accordance with "Notices" below, the stated maturity of the note will be extended automatically, and, except as modified by the extension notice and as described in the next paragraph, the note will have the same terms as prior to the extension notice. Despite the foregoing, not later than 20 days prior to the old stated maturity of the note, Salomon Smith Barney Holdings may, at its option, revoke the interest rate, or the spread or spread multiplier, as the case may be, provided for in the extension notice for the note and establish for the extension period a higher interest rate, in the case of a fixed rate note, or a higher spread or spread multiplier, in the case of a floating rate note.

     Salomon Smith Barney Holdings may so act by causing the trustee for the note to provide notice of the higher interest rate or higher spread or spread multiplier, as the case may be, in accordance with "Notices" below, to the holder of the note. The notice will be irrevocable. All notes for which the stated maturity is extended will bear the higher interest rate, in the case of fixed rate notes, or higher spread or spread multiplier, in the case of floating rate notes, for the extension period, whether or not tendered for repayment.

     If Salomon Smith Barney Holdings extends the stated maturity of a note, the holder of the note will have the option to elect repayment of the note by Salomon Smith Barney Holdings on the old stated maturity at a price equal to the principal amount of the note, plus interest accrued to that date. In order for a note to be repaid on the old stated maturity once Salomon Smith Barney Holdings has extended its stated maturity, the holder of such note must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment. The period for delivery of such note or notification to the trustee for the note will be at least 25 but not more than 35 days prior to the old stated maturity. A holder who has tendered a note for repayment pursuant to an extension notice may give written notice to the trustee for the note to revoke any tender for repayment until the close of business on the tenth day before the old stated maturity.

COMBINATION OF PROVISIONS

     If so specified in the applicable pricing supplement, any note may be required to comply with all of the provisions, or any combination of the provisions, described above under "Subsequent Interest Periods," "Extension of Maturity" and "Renewable Notes."

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     The pricing supplement relating to each note will indicate either that (1) the note cannot be redeemed prior to its stated maturity (other than as provided under "Tax Redemption" and "Special Tax Redemption" below) or (2) that the note will be redeemable at the option of Salomon Smith Barney Holdings, in whole or in part. The applicable pricing supplement will also indicate (1) the optional redemption date or dates on which the note may be redeemed and (2) the redemption price at which, together with accrued interest to such optional redemption date, the note may be redeemed on each optional redemption date.

     Unless otherwise specified in the applicable pricing supplement, at least 30 days prior to the date of redemption, the trustee will provide notice of redemption to the holder of the note, in accordance with "Notices" below. Unless otherwise specified in the applicable pricing supplement, Salomon Smith Barney Holdings may exercise this option relating to a redemption of a note in part only by notifying the trustee for the note at least 45 days prior to any optional redemption date. In the event of redemption of a note in part only, a new note or notes for the unredeemed portion of the note or notes will be issued to the holder of the note or notes upon the cancellation of such note or notes. The notes, other than amortizing notes, may not be redeemed.

     The pricing supplement relating to each note will also indicate whether the holder of that note will have the option to elect repayment of the note by Salomon Smith Barney Holdings prior to its stated maturity. If so, the pricing supplement will specify (1) the optional repayment date or dates on which the note may be repaid and (2) the optional repayment price. The optional repayment price is the price at which, together with accrued interest to such optional repayment date, the note may be repaid on each optional repayment date. Notes that are to be repaid prior to the stated maturity date must be presented for payment together with all unmatured coupons, if any, appertaining thereto, failing which the amount of any missing unmatured coupons will be reduced from the sum due for payment.

     In order for a note to be repaid, the principal paying agent for the note must receive the note at least 30 but not more than 45 days prior to an optional repayment date. Any tender of a note by the holder for repayment will be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note, provided, that the principal amount of the note remaining outstanding after repayment is an authorized denomination. Upon such partial repayment, the note will be canceled and a new note or notes for the remaining principal amount will be issued in the name of the holder of the repaid note.

     If a note is represented by a global security, the applicable depositary will be the holder of the note and, therefore, will be the only entity that can exercise a right to repayment. In order to ensure that the applicable depositary will timely exercise a right to repayment relating to a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the applicable depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the applicable depositary.

     Except in the case of an optional redemption by Salomon Smith Barney Holdings at a stated redemption price provided for in the applicable pricing supplement, if Salomon Smith Barney Holdings redeems or repays a note that is an original issue discount note other than an indexed note prior to its stated maturity, then Salomon Smith Barney Holdings will pay the amortized face amount of the note as of the date of redemption or repayment regardless of anything else stated in this prospectus supplement.

     The amortized face amount of a note on any date means the amount equal to:

     - the issue price set forth on the face of the applicable pricing supplement plus

     - that portion of the difference between the issue price and the stated principal amount of the note that has accrued by that date at

        (1) the bond yield to maturity set forth on the face of the applicable pricing supplement, or

        (2) if so specified in the applicable pricing supplement, the bond yield to call set forth on the face of the note.

These computations will be made in accordance with generally accepted United States bond yield computation principles. However, the amortized face amount of a note will never exceed its stated principal amount. The bond yield to call listed on the face of a pricing supplement will be computed on the basis of:

     - the first occurring optional redemption date with respect to the note;
       and

     - the amount payable on the optional redemption date.

In the event that any note is not redeemed on the first occurring optional redemption date, the bond yield to call that applies to the note will be recomputed on the optional redemption date on the basis of (1) the next occurring optional redemption date and (2) the amount payable on such optional redemption date. The bond yield to call will continue to be so recomputed on each succeeding optional redemption date until the note is so redeemed.

     Salomon Smith Barney Holdings may at any time purchase notes at any price in the open market or otherwise. Notes so purchased by Salomon Smith Barney Holdings may, at the discretion of Salomon Smith Barney Holdings, be held, resold (in which case Salomon Smith Barney Holdings will comply with applicable selling restrictions contained in the applicable United States Treasury regulations as described herein) or surrendered to the trustee for those notes for cancellation (together with any unmatured coupons attached or otherwise purchased).

OTHER PROVISIONS

     The terms in the applicable pricing supplement may modify any provisions relating to:

     - the determination of an interest rate basis;

     - the specification of an interest rate basis;

     - calculation of the interest rate applicable to, or the principal payable at maturity on, any note;

     - interest payment dates; or

     - any other related matters.

TAX REDEMPTION

     Salomon Smith Barney Holdings, at its option, may redeem the notes in whole, but not in part, at any time on giving at least 30 but not more than 60 days' notice in accordance with "Notices" below (which notice shall be irrevocable), at the respective redemption prices of the notes, if Salomon Smith Barney Holdings has or will become obligated to pay additional interest on the notes as described under "Payment of Additional Interest" below as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the respective original issuance dates of the notes, and such obligation cannot be avoided by Salomon Smith Barney Holdings taking reasonable measures available to it; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which Salomon Smith Barney Holdings would be obligated to pay additional interest were a payment in respect of the notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, Salomon Smith Barney Holdings shall deliver to the trustee for the notes to be redeemed a certificate stating that Salomon Smith Barney Holdings is entitled to effect redemption and setting forth a statement of facts showing that the conditions precedent to the right of Salomon Smith Barney Holdings so to redeem have occurred, and an opinion of independent counsel to the effect that Salomon Smith Barney Holdings has or will become obligated to pay additional interest as a result of the change or amendment.

PAYMENT OF ADDITIONAL INTEREST

     Salomon Smith Barney Holdings will, subject to the exceptions and limitations set forth below, pay as additional interest to the holder of a note or coupon that is a United States Alien (as defined below) any amounts as may be necessary so that every net payment on such note or coupon, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in the note or coupon to be then due and payable. However, Salomon Smith Barney Holdings will not be required to make any payment of additional interest to the holder for or on account of:

     - any tax, assessment or other governmental charge that would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein or (ii) such holder's past or present status as a passive foreign investment company, a personal holding company, a foreign personal holding company, a controlled foreign corporation for United States tax purposes or a private foundation or other tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

     - any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a note or coupon for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurred later;

     - any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a note or coupon;

     - any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from a payment on a note or coupon, if such payment can be made without such deduction or withholding by any other paying agent; or

     - any tax, assessment or other governmental charge imposed on a holder that actually constructively owns ten percent or more of the combined voting power of all classes of stock of Salomon Smith Barney Holdings (taking into account applicable attribution of ownership rules under Section 871(h)(3) of the Internal Revenue Code of 1986, as amended, or is a controlled foreign corporation related to Salomon Smith Barney Holdings through stock ownership; nor shall such additional interest be paid with respect to a payment on a note or coupon to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional interest had such beneficiary, settlor, member or beneficial owner been the holder of such note or coupon.

     "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

SPECIAL TAX REDEMPTION

     If Salomon Smith Barney Holdings shall determine that any payment made outside the United States by Salomon Smith Barney Holdings or any of its paying agents in respect of any note that is not a floating rate note or coupon appertaining thereto would, under any present or future laws or regulations of the United States, be subject to any certification, documentation, information or other reporting requirement of any kind, the effect of which requirement is the disclosure to Salomon Smith Barney Holdings, any paying agent or any governmental authority of the nationality, residence or identity of a beneficial owner that is a United States Alien (other than such a requirement (a) that would not be applicable to a payment made by Salomon Smith Barney Holdings or any one of its paying agents (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner or (b) that can be satisfied by such custodian, nominee or other agent certifying to the effect that the beneficial owner is a United States Alien; provided that, in any case referred to in clause (a)(ii) or (b), payment by the custodian, nominee, or agent to the beneficial owner is not otherwise subject to any such requirement), then Salomon Smith Barney Holdings shall elect either (x) to redeem such note in whole, but not in part, at its redemption price, or (y) if the conditions described in the next succeeding paragraph are satisfied, to pay the additional interest specified in such paragraph. Salomon Smith Barney Holdings shall make such determination as soon as practicable and publish prompt notice thereof stating the effective date of such certification, documentation, information or other reporting requirement, whether Salomon Smith Barney Holdings elects to redeem the notes or to pay the additional interest specified in the next succeeding paragraph and (if applicable) the last date by which the redemption of the notes must take place.

     If the notes are to be redeemed as described in this paragraph, the redemption shall take place on such date, not later than one year after the publication of the determination notice, as Salomon Smith Barney Holdings shall specify by notice given to the trustee for the notes to be redeemed at least 60 days before the redemption date. Notice of such redemption shall be given to the holders of the notes at least 30 but not more than 60 days prior to the redemption date. Notwithstanding the foregoing, Salomon Smith Barney Holdings shall not so redeem the notes if Salomon Smith Barney Holdings shall subsequently determine, at least 30 days prior to the redemption date, that subsequent payments on the notes would not be subject to any such certification, documentation, information or other reporting requirement, in which case Salomon Smith Barney Holdings shall publish prompt notice of such subsequent determination and any earlier redemption notice given shall be revoked and of no further effect.

     Prior to the publication of any determination notice, Salomon Smith Barney Holdings shall deliver to the trustee for the notes to be redeemed a certificate stating that Salomon Smith Barney Holdings is obligated to make such determination and setting forth a statement of facts showing that the conditions precedent to the obligation of Salomon Smith Barney Holdings to redeem the notes or to pay the additional interest specified in the next succeeding paragraph have occurred, and an opinion of independent counsel to the effect that such conditions have occurred.

     If and so long as the certification, documentation, information or other reporting requirement referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge, Salomon Smith Barney Holdings may elect to pay as additional interest such amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirement by Salomon Smith Barney Holdings or any of its paying agents in respect of any such notes of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to Salomon Smith Barney Holdings, any paying agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge that (i) would not be applicable in the circumstances referred to in the parenthetical clause of the first sentence of the preceding paragraph or (ii) is imposed as a result of presentation of such notes for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurred later), will not be less than the amount provided in such notes to be then due and payable.

     If Salomon Smith Barney Holdings elects to pay additional interest, then Salomon Smith Barney Holdings shall have the right thereafter to redeem the notes at any time in whole, but not in part, at the redemption price, subject to the provisions described above. If Salomon Smith Barney Holdings elects to pay additional interest and the condition specified above should no longer be satisfied, then Salomon Smith Barney Holdings shall redeem such notes in whole, but not in part, at the redemption price thereof, subject to the provisions of this section. Any such redemption payments made by Salomon Smith Barney Holdings shall be subject to the continuing obligation of Salomon Smith Barney Holdings to pay additional interest as described above.

DEFEASANCE

     The defeasance provisions described in the prospectus will not be applicable to the notes except as set forth in the applicable pricing supplement.

REPLACEMENT OF NOTES AND COUPONS

     If an individual note or coupon is mutilated, destroyed, stolen or lost it may be replaced at the specified office of the principal paying agent for such note in London or, with respect to any notes listed on the Luxembourg Stock Exchange, at the specified office of the paying agent in Luxembourg, upon payment by the claimant of such expenses as may be incurred in connection therewith and, in the case of destruction, theft or loss, on such terms as to evidence and indemnity as Salomon Smith Barney Holdings or the trustee for such note may reasonably require. Mutilated or defaced notes or coupons must be surrendered before replacements will be issued.

NOTICES

     All notices to holders of notes will be deemed to have been duly given if published on two separate Business Days in a leading London daily newspaper (which is expected to be the Financial Times) and, with respect to any notes listed on the Luxembourg Stock Exchange, if the rules of such exchange so require, in Luxembourg in a newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Such notices shall be deemed to have been given on the date of the first such publication.

UNCLAIMED MONIES

     All monies paid by Salomon Smith Barney Holdings to a trustee or a paying agent for the payment of principal of or any premium or interest on any note or for the payment of any coupon which remain unclaimed at the end of two years after such payments shall have become due and payable will be repaid to Salomon Smith Barney Holdings, at its written request, and the holder of such note or coupon will thereafter look only to Salomon Smith Barney Holdings for payment, such payment to be made only outside the United States.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax considerations that may be relevant to a holder of a note. The summary does not address all of the tax consideration which might be relevant to such holders. Therefore, holders should consult their tax advisors in determining the tax consequences to them in holding notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax law.

     Under current United States federal income tax law:

     - payment on a note or coupon by Salomon Smith Barney Holdings or any paying agent to a holder that is a United States Alien will not be subject to withholding of United States federal income tax provided that, with respect to payments of interest, including original issue discount, the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of Salomon Smith Barney Holdings (taking into account the applicable attribution of ownership rules under Section 871(h)(3) of the Internal Revenue Code) and is not a controlled foreign corporation related to Salomon Smith Barney Holdings through stock ownership;

     - a holder of a note or coupon that is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such note or coupon, provided that such holder does not have a connection with or status with respect to the United States described under "Payment of Additional Interest"; and

     - a beneficial owner of a note or coupon that is a United States Alien will not be required to disclose its nationality, residence or identity to Salomon Smith Barney Holdings, a paying agent (acting in its capacity as such) or any United States governmental authority in order to receive payment on such note or coupon from Salomon Smith Barney Holdings or a paying agent outside the United States (although a beneficial owner of an interest in a temporary global security will be required to provide a certificate of non-U.S. beneficial ownership to Euroclear or Clearstream Banking in order to exchange such interest or to receive interest payments with respect thereto, as described in "Description of Notes -- Payment of Principal and Interest" above).

     Special tax considerations may apply to certain indexed notes. Any such considerations will be described in the applicable pricing supplement.

     United States information reporting requirements and backup withholding tax will not apply to payments on a note or coupon made outside the United States by Salomon Smith Barney Holdings or any paying agent (acting in its capacity as such) to a holder that is a United States Alien. Information reporting requirements and backup withholding tax also will not apply to any payment on a note or coupon outside the United States by a foreign office of a custodian, nominee or other agent of the beneficial owner of such note or coupon, provided that such custodian, nominee or agent (i) is not a U.S. Person, (ii) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is not a controlled foreign corporation as to the United States and (iv) is not a foreign partnership that at any time during its taxable year is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business (a person described in (i), (ii), (iii) and (iv) being hereinafter referred to as a "foreign controlled person"). Payment in respect of a note or coupon outside the United States to the beneficial owner thereof by a foreign office of any custodian, nominee or agent that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such custodian, nominee or agent has documentary evidence in its records that the beneficial owner that is a United States Alien or the beneficial owner otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note or coupon effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker is a foreign controlled person. Payment of the proceeds of the sale of a note or coupon effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a United States Alien and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     For purposes of applying the rules set forth under this heading "CERTAIN FEDERAL UNITED STATES INCOME TAX CONSIDERATIONS" to an entity that is treated as fiscally transparent (e.g., a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

                              PLAN OF DISTRIBUTION

     The notes are being offered on a continuous basis by Salomon Smith Barney Holdings through Salomon Brothers International Limited and/or other subsidiaries or affiliates of Salomon Smith Barney Holdings, as agents. Schroder is a trademark of Schroders Holdings plc and is used under license by Salomon Brothers International Limited. The agents have agreed to use their reasonable efforts to solicit orders to purchase notes. The agents and Salomon Smith Barney Holdings will sign an agency agreement. A form of agency agreement has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part. Salomon Smith Barney Holdings will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. The agents will have the right to reject any proposed purchase in whole or in part. Salomon Smith Barney Holdings reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, the accompanying prospectus or any pricing supplement without notice.

     The following table summarizes the aggregate commissions or discounts payable in connection with offerings of the notes. Commissions and discounts will vary depending upon the stated maturity of the notes.

                                                                            PROCEEDS, BEFORE
                             PUBLIC                AGENTS'                    EXPENSES, TO
                            OFFERING              DISCOUNTS                   SALOMON SMITH
                              PRICE            AND COMMISSIONS               BARNEY HOLDINGS
                            --------           ---------------              ----------------
Principal Amount.......  $10,257,840,645   $2,051,568-$102,578,406   $10,255,787,077-$10,155,262,239
Total..................             100%           .02%-1%                   99.98%-99.000%

     Salomon Smith Barney Holdings may also sell notes at a discount to the agents for their own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. In addition, the agents may offer and sell notes purchased by them as principal to other dealers. These notes may be sold at a discount which, unless otherwise specified in the applicable pricing supplement, will not exceed the discount to be received by the agents.

     Notes sold by an agent to a dealer may be sold at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed will not exceed the discount received by the agent from Salomon Smith Barney Holdings. Unless otherwise specified in the applicable pricing supplement, any note purchased by an agent as principal will be purchased at 100% of the principal amount or face amount less a percentage equal to the commission applicable to an agency sale of a note of identical maturity. Salomon Smith Barney Holdings reserves the right to sell notes directly to investors on its own behalf and to enter into agreements similar to the distribution agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Salomon Smith Barney Holdings.

     In compliance with United States Federal income tax laws and regulations, Salomon Smith Barney Holdings and the agents have agreed that in connection with the original issuance of any note and during the period ending 40 days after the original issue date of such note they will not offer, sell or deliver such note, directly or indirectly, to a U.S. person or to any person within the United States and its possessions, except to the extent permitted under U.S. Treasury regulations. Under those regulations, notes may be offered and sold during that period to international organizations, to foreign central banks and to foreign branches of U.S. financial institutions that satisfy requirements prescribed by the regulations. Confirmations sent by the agent in connection with sales of notes need not contain certain purchaser representations.

     The notes have not been and will not be registered under the Securities and Exchange Law of Japan. Accordingly, the agents will represent and agree that they have not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any notes in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan. As used in this paragraph, "resident of Japan" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan or located in Japan.

     Each agent will agree that:

     - it has not offered or sold and will not offer or sell prior to the date six months after their date of issue any notes, having a maturity of one year or greater, to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended;

     - it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

     - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

     Notes that are denominated in German deutsche marks will be offered by Salomon Smith Barney Holdings through its subsidiary Salomon Brothers AG. Each issue of notes denominated or payable in, or linked to, German deutsche marks will take place only in compliance with the guidelines of the German central bank regarding the issue of debt securities denominated in German deutsche marks. In particular, only credit institutions domiciled in Germany will act as dealers in relation to such notes except in the case of a syndicated issue of notes denominated in German deutsche marks (where only the lead manager specified in the pricing supplement need be such a credit institution). Each issue of indexed notes denominated in German deutsche marks will be made in compliance with the policy of the German central bank regarding the indexation of debt obligations denominated in German deutsche marks of non-German issuers.

     No note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. An agent may make a market in the notes, but no agent is obligated to do so. An agent may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the existence or liquidity of a secondary market for any notes, or that the maximum amount of notes will be sold.

     In addition to the notes being offered through the agents as described herein, securities in registered form that may have terms identical or similar to the terms of the notes may be concurrently offered by Salomon Smith Barney Holdings on a continuous basis in the United States by one or more broker-dealer subsidiaries or affiliates of Salomon Smith Barney Holdings. Such subsidiaries or affiliates may also purchase the securities in registered form as principal for their own account or for resale. Any securities so offered and sold will reduce correspondingly the maximum aggregate principal amount of notes that may be offered by this prospectus supplement and the accompanying prospectus.

     Salomon Smith Barney Holdings estimates that its total expenses for the offering, excluding underwriting commissions or discounts, will be approximately $6,597,000.

     An agent, whether acting as agent or principal, may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933. Salomon Smith Barney Holdings has agreed to indemnify the agents against liabilities relating to material misstatements and omissions, or to contribute to payments that the agents may be required to make relating to these liabilities. Salomon Smith Barney Holdings will reimburse the agents for customary legal and other expenses incurred by them in connection with the offer and sale of the notes.

     Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in New York City on the date of settlement.

     Concurrently with the offering of notes through the agents as described in this prospectus supplement, Salomon Smith Barney Holdings may issue other securities under the indentures referred to in the prospectus.

     Each of the agents is a subsidiary or affiliate of Salomon Smith Barney Holdings. The participation of each agent in the offerings of the notes will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus supplement, the accompanying prospectus and the related pricing supplement may be used by the agents or other subsidiaries or affiliates of Salomon Smith Barney Holdings in connection with offers and sales of the notes offered by this prospectus supplement in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The agents or these other subsidiaries or affiliates may act as principal or agent in such transactions.

       DIRECTORS AND EXECUTIVE OFFICERS OF SALOMON SMITH BARNEY HOLDINGS

     The members of the board of directors of Salomon Smith Barney Holdings are Michael A. Carpenter and Deryck C. Maughan. The executive officers of Salomon Smith Barney Holdings are Michael A. Carpenter, Thomas G. Maheras, Eduardo G. Mestre, Paul Underwood, Frank Bisignano, Jay Mandelbaum, Barbara A. Yastine, Michael J. Day, Joan Guggenheimer and Mark I. Kleinman. The business address of each director and executive officer of Salomon Smith Barney Holdings in such capacities is 388 Greenwich Street, New York, New York 10013.

                                 LEGAL MATTERS

     Marcy Engel, Esq., Deputy General Counsel of Salomon Smith Barney Holdings, 388 Greenwich Street, New York, New York 10013, will act as legal counsel to Salomon Smith Barney Holdings. Ms. Engel beneficially owns, or has rights to acquire under Citigroup's employee benefit plans, an aggregate of less than 1% of Citigroup's common stock. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will act as legal counsel for the agents. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and its subsidiaries and affiliates and may do so in the future.

                              GENERAL INFORMATION

     Application may be made to list certain series of the notes issued under the program on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has allocated to the program the number 12547 for listing purposes. In connection with such listing, the Certificate of Incorporation and By-Laws of Salomon Smith Barney Holdings and a legal notice relating to the issuance of the notes have been deposited with the Chief Registrar of the District Court of Luxembourg, where copies may be obtained upon request.

     The issuance of the notes was authorized by action of the Board of Directors of Salomon Smith Barney Holdings on November 28, 1997 and February 13, 2001.

     So long as any series of notes are listed on the Luxembourg Stock Exchange, copies of the pricing supplements for such series of notes, the registration statement (and the documents incorporated by reference therein), the annual and quarterly reports, Certificate of Incorporation and By-Laws of Salomon Smith Barney Holdings, the indenture for such series of notes and the selling agency agreement will be available for inspection at the office of the listing agent or at the office of the paying agent for such series of notes in Luxembourg during the term of the notes. In addition, copies of this prospectus supplement and all supplements thereto, as well as such annual and quarterly reports and such pricing supplements may be obtained at such offices.

     Except as otherwise disclosed or incorporated by reference herein, Salomon Smith Barney Holdings is not involved in any litigation or arbitration proceedings relating to claims or amounts which it believes will be material in the context of the issue of the notes and is not aware that any such litigation or arbitration proceedings are pending or threatened.

     As of the date of this prospectus supplement, there has been no material adverse change in the financial position of Salomon Smith Barney Holdings since the date of the latest audited financial statements contained or incorporated by reference in the accompanying prospectus.

     The notes have been accepted for clearance through Euroclear and Clearstream Banking.

     Each pricing supplement will contain the following information in respect of the issue of the notes to which it relates:

        (i) Principal Amount or Face Amount

        (ii) Issue Price

        (iii) Proceeds to Salomon Smith Barney Holdings on original issuance

        (iv) Commission or Discount on original issuance

        (v) Salomon Brothers International Limited's capacity on original issuance

        (vi) Original Issue Date

        (vii) Stated Maturity

        (viii) Specified Currency (If other than U.S. Dollars)

        (ix) Authorized Denominations (If other than as set forth in the Prospectus Supplement)

        (x) Interest Payment Dates:

               Accrue to pay:  [ ] Yes  [ ] No

        (xi) Indexed Principal Note:  [ ] Yes  [ ] No

        (xii) Type of Interest on Note (Fixed Rate, Floating Rate or Indexed
        Rate)

        (xiii) Interest Rate (Fixed Rate Notes)

        (xiv) Initial Interest Rate (Floating Rate Notes)

        (xv) Base Rate

        (xvi) Calculation Agent

        (xvii) Computation of Interest

        (xviii) Interest Reset Dates

        (xix) Rate Determination Dates

        (xx) Index Maturity

        (xxi) Spread (+/-)

        (xxii) Spread Multiplier

        (xxiii) Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

               [ ] Yes  [ ] No

        (xxiv) Maximum Interest Rate

        (xxv) Minimum Interest Rate

        (xxvi) Amortizing Note:  [ ] Yes  [ ] No

        (xxvii) Optional Redemption:  [ ] Yes  [ ] No

               Option Redemption Dates

               Redemption Prices

               Redemption:  [ ] In whole only and not in part
                            [ ] May be in whole or in part

        (xxviii) Option Repayment:  [ ] Yes  [ ] No

               Optional Repayment Dates

               Optional Repayment Prices

        (xxix) Discount Note:  [ ] Yes  [ ] No

               Total Amount of OID Yield to Maturity

        (xxx) Listed on Luxembourg Stock Exchange:  [ ] Yes  [ ] No

            REGISTERED OFFICE OF SALOMON SMITH BARNEY HOLDINGS INC.
                              388 Greenwich Street
                            New York, New York 10013

  TRUSTEE FOR SERIES K NOTES       TRUSTEE FOR SERIES L NOTES
 Bank One Trust Company, N.A.         Bankers Trust Company
      153 W. 51st Street          Four Albany Street, 4th Floor
   New York, New York 10019         New York, New York 10006

  PRINCIPAL PAYING AGENT FOR       PRINCIPAL PAYING AGENT FOR
        SERIES K NOTES                   SERIES L NOTES
        Citibank, N.A.              Deutsche Bank, AG London
          336 Strand                    Winchester House
        London, England             1 Great Winchester Street
           WC2R 1HB                      London, England
                                            EC2 N2DB

PAYING AGENT FOR SERIES K NOTES  PAYING AGENT FOR SERIES L NOTES
       Kredietbank S.A.             Deutsche Bank Luxembourg
        Luxembourgeoise                   P.O. Box 586
      43 Boulevard Royal                L-2015 Luxembourg
       L-2955 Luxembourg

                          LEGAL ADVISOR TO THE AGENTS
                       Cleary, Gottlieb, Steen & Hamilton
                               One Liberty Plaza
                            New York, New York 10006

                 AUDITOR TO SALOMON SMITH BARNEY HOLDINGS INC.
                           PricewaterhouseCoopers LLP
                          1177 Avenue of the Americas
                            New York, New York 10036

                                 LISTING AGENT
                        Kredietbank S.A. Luxembourgeoise
                               43 Boulevard Royal
                               L-2955 Luxembourg

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                                $10,257,840,645

                         SALOMON SMITH BARNEY HOLDINGS

                       MEDIUM-TERM SENIOR NOTES, SERIES K
                    MEDIUM-TERM SUBORDINATED NOTES, SERIES L
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                         ------------------------------

                             PROSPECTUS SUPPLEMENT
                                 MARCH 1, 2001

                             (INCLUDING PROSPECTUS
                            DATED FEBRUARY 23, 2001)

                         ------------------------------

                         SCHRODER SALOMON SMITH BARNEY

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